Exhibit 8.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

March 5, 2026

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance by the Bank of its Senior Debt Securities. We hereby confirm to you that the statements made under the heading “Material Income Tax Consequences—United States Taxation” in the prospectus included as part of the Registration Statement filed on Form F-3 (as amended, the “Registration Statement”), insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings “Legal Matters” and “Material Income Tax Consequences—United States Taxation”  in the prospectus included as part of the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP